EXHIBIT 10.28

Reference Number CCEGK5-1/	Account Number: 3315851

MORGAN STANLEY & CO. INCORPORATED 1585 BROADWAY NEW YORK, NY 10036-8293 (212) 761-4000

November 21, 2005

Accelerated Share Repurchase Transaction at Discount to VWAP

VERISIGN, INC.

487 East Middlefield Road

Mountain View, CA 94043

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. Incorporated (“MSCO”) and VERISIGN, INC. (the “Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. Any reference to a currency shall have the meaning contained in Annex A to the 1998 ISDA FX and Currency Option Definitions, as published by ISDA.

1. All provisions contained in or incorporated by reference in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form” or the “Agreement”), will govern this Master Confirmation and each Supplemental Confirmation except as expressly modified below. This Confirmation and each Supplemental Confirmation, together with all other documents referring to the Agreement confirming Transactions entered into between MSCO and Counterparty shall supplement, form a part of, and be subject to the ISDA Form as if MSCO and Counterparty had executed the Agreement (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency and (ii) the election that subparagraph (ii) of Section 2(c) will not apply to Transactions,

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	MSCO

Shares:	Common Stock of Issuer (Ticker: VRSN)

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Number of Shares:	The number of Shares delivered in accordance with Physical Settlement below

Forward Price:

A price per Share (as determined by the Calculation Agent equal to (i) the sum of the 10b-18 VWAP for each Trading Day during the Calculation Period divided by (ii) the number of Trading Days in the Calculation Period minus (iii) the Discount Percentage (as specified in Schedule I) multiplied by the Initial Hedge Period Reference Price; provided, however, that in no case shall the Forward Price be greater than the Maximum Forward Price (as specified in Schedule I).

10b-18 VWAP:

For each Trading Day during the Calculation Period, a price per share (as determined by the Calculation Agent) equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by reference to the screen entitled “VRSN.Q EQUITY AQR SEC” as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such Trading Day)

Calculation Period:	The period from and including the first Trading Day that occurs after the Initial Hedge Completion Date to and including the Valuation Date.

Trading Day:	Any Exchange Business Day that is not a Disrupted Day

Initial Hedge Period:	The period from and including the Trade Date to and including the Initial Hedge Completion Date

Initial Hedge Completion Date:	The date on which MSCO completes its initial hedge, as determined by MSCO in its sole discretion

Initial Hedge Period Reference Price:	A price per share (as determined by the Calculation Agent) equal to the average price at which MSCO purchases the Shares constituting its initial hedge

Initial Shares:	The Prepayment Amount divided by the Initial Hedge Period Reference Price

Initial Share Delivery Date:

One Exchange Business Day after the Initial Hedge Completion Date. On the Initial Share Delivery Date, Seller shall deliver a number of shares equal to the Initial Shares to Buyer in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Prepayment Date:	One Exchange Business Day after the Initial Hedge Completion Date

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Exchange:	The NASDAQ National Market

Related Exchange:	The primary exchange on which options or futures on the relevant Shares are traded.

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or” after the word “material,” in the third line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if any Scheduled Trading Day in the Calculation Period is a Disrupted Day, the Calculation Agent shall have the option in its sole discretion either (i) to determine the weighting of each Rule 10b-18 eligible transaction in the Shares on the relevant Disrupted Day using its commercially reasonable judgment for purposes of calculating the Forward Price, as applicable, (ii) to elect to extend the Calculation Period by a number of Scheduled Trading Days equal to the number of Disrupted Days during the Calculation Period or (iii) to suspend the Calculation Period, as appropriate, until the circumstances giving rise to such suspension have ceased.

VALUATION:

Valuation Time:	The Scheduled Closing Time on the relevant Exchange

Valuation Date:

The earlier of (i) the Scheduled Valuation Date (as specified in Schedule I) and (ii) the date specified by MSCO to Issuer as the Valuation Date, subject to extension in accordance with “Market Disruption Event” above or Section 7 or Section 9 below. On the Valuation Date, Calculation Agent shall calculate the Settlement Amount.

Settlement Amount:	The Prepayment Amount minus the Forward Amount

Forward Amount:	The Forward Price multiplied by the Initial Shares

SETTLEMENT TERMS:

Physical Settlement:

Applicable. On the Settlement Date, if the Settlement Amount (as defined above) is greater than zero, then Seller shall make a cash payment to Buyer in an amount equal to the Settlement Amount; provided, however, that Buyer may deliver to Seller a notice by no later than 4:00p.m. on the Exchange Business Day immediately preceding the Settlement Date electing for Seller to deliver the requisite number of Refund Shares (as defined below) in lieu of

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payment of the Settlement Amount. The delivery of any Refund Shares shall be effected in accordance with “Delivery of Refund Shares” below.

On the Settlement Date, if the Settlement Amount is less than zero, then Buyer shall make a cash payment to Seller in an amount equal to the absolute value of the Settlement Amount; provided, however, that Buyer may deliver to Seller a notice by no later than 4:00p.m. on the Exchange Business Day immediately preceding the Settlement Date electing to deliver the requisite number of Payment Shares (as defined below) in lieu of payment of the Settlement Amount. The delivery of any Refund Shares shall be effected in accordance with “Delivery of Payment Shares” below.

If Seller suspends the Calculation Period, the suspension shall be treated as a Potential Adjustment Event subject to Calculation Agent Adjustment. In the case of a suspension pursuant to Section 9, the Calculation Agent shall make such adjustments prior to the period of suspension, if it is practical to do so. Otherwise, and in all cases of a suspension as contemplated under “Market Disruption Event” above, the Calculation Agent shall make such adjustments promptly following the period of suspension.

Settlement Currency:	USD

Settlement Date:

Three Exchange Business Days after the Valuation Date, or if such date is not a Clearance System Business Day or if there is a Settlement Disruption Event on such day, the immediately succeeding Clearance System Business Day on which there is no Settlement Disruption Event.

PROCEDURE FOR DELIVERY OF SHARES:

Delivery of Refund Shares:

If Buyer elects for Seller to satisfy its payment obligation of the Settlement Amount by delivering Refund Shares, then on the Valuation Date, a Settlement Balance shall be established with an initial balance equal to the Settlement Amount. On a Trading Day after the Settlement Date chosen by Seller, Seller shall commence purchasing Shares for delivery to Issuer (such Shares, “Refund Shares”) which transactions shall be in compliance with Rule 10b-18 under the Exchange Act. At the end of each Trading Day on which Seller purchases Refund Shares, Seller shall reduce the Settlement Balance by the aggregate market value of the Shares purchased on such Trading Day. Seller shall deliver the Refund Shares for each Trading day to Buyer on the third Exchange Business Day after the relevant Trading Day. Seller shall continue

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purchasing Refund Shares (in compliance with Rule 10b-18 under the Exchange Act) until the Settlement Balance has been reduced to zero.

Delivery of Payment Shares

If Buyer elects to satisfy its payment obligation of the Settlement Amount by delivering Payment Shares, then on the Valuation Date a Settlement Balance shall be created with an initial balance equal to the absolute value of the Settlement Amount. On the Settlement Date, Buyer shall deliver to Seller a number of shares (such shares, “Payment Shares”) rounded up to the nearest whole number equal to the absolute value of the Settlement Balance divided by the Private Placement Value (as defined below). Following the delivery of Payment Shares or any Make-Whole Payment Shares (as defined below), Seller shall sell all such Payment Shares or Make-Whole Payment Shares in a commercially reasonable manner. At the end of each Trading Day upon which sales have been made, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds received by Seller upon the sale of such Payment Shares or Make-Whole Payment Shares. If, on any Trading Day, all Payment Shares and Make-Whole Payment Shares have been sold and the Settlement Balance has not been reduced to zero, the Company shall (i) deliver to Seller or as directed by Seller on the third Exchange Business Day after such Trading Day an additional number of Shares (the “Make-Whole Payment Shares”, which once delivered, shall be considered to be Payment Shares) equal to (x) the Settlement Balance as of such Trading Day divided by (y) the Private Placement Value or (ii) promptly deliver to Seller cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Payment Shares and Make-Whole Payment Shares equals the Share Cap (as defined below). Seller can only elect to deliver Payment Shares or Make-Whole Payment Shares if the Conditions to Delivery of Payment Shares are met on each day during the period from and including the Valuation Date to and including the date upon which the relevant Settlement Balance is reduced to zero. If the Settlement Balance is zero and not all the Payment Shares or Make-Whole Payment Shares have been sold to satisfy the Settlement Balance, then Seller shall promptly return the remaining the Payment Shares and/or Make-Whole Payment Shares to Buyer.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

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EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Component Adjustment

Determining Party:	Calculation Agent

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Component Adjustment

Determining Party:	Calculation Agent

For purposes of this Transaction, the definition of Merger Date in Section 12.1(c) shall be amended to read, “Merger Date shall mean the Announcement Date.” For purposes of this Transaction, the definition of Tender Offer Date in Section 12.1(e) shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”

Composition of Combined Consideration:	Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Determining Party:	Calculation Agent

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Hedging Party:	Seller

Increased Cost of Hedging:	Applicable

Hedging Party:	Seller

Loss of Stock Borrow:	Applicable

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Maximum Stock Loan Rate:

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:

Determining Party:	Seller

Non-Reliance:	Applicable

AGREEMENTS AND ACKNOWLEDGMENTS:

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	The Calculation Agent identified in the Agreement.

4. Account Details:	To be provided.

5.       (a) Nationalization or Insolvency. The words “the Transaction will be cancelled,” in the first line of Section 12.6(c)(ii) are replaced with the words “MSCO will have the right to cancel this Transaction,”.

(b) Additional Termination Event. Any cash dividend declared by the issuer that exceeds the Ordinary Cash Dividend shall constitute an Additional Termination Event with this Transaction as the only “Affected Transaction” and MSCO as the sole Affected Party. “Ordinary Cash Dividend” shall mean $0.00 per Share.

(c) For the avoidance of doubt, this Transaction shall be deemed to be a “Forward Transaction for purposes of the Equity Definitions.

6. Conditions to Delivery of Payment Shares.

(a) Issuer may only deliver Payment Shares and Make-Whole Payment Shares subject to satisfaction of the following conditions:

(i) all Payment Shares and Make-Whole Payment Shares shall be delivered to the Seller (or any affiliate of the Seller designated by the Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(ii) Seller and any potential purchaser of any such shares from the Seller (or any affiliate of the Seller designated by the Seller) identified by Seller shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and Buyer shall not disclose material non-public information in connection with such due diligence investigation; and

(iii) an agreement (a “Private Placement Agreement”) shall have been entered into between Issuer and the Seller (or any affiliate of the Seller designated by the Seller) in connection with the private placement of such shares by Issuer to the Seller (or any such affiliate) and the private resale of such shares by the Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to the Seller and the Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the

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liability of, the Seller and its affiliates, and shall provide for the payment by Issuer of all fees and expenses in connection with such resale, including all reasonable fees and expenses of one counsel for the Seller but not including any underwriter or broker discounts and commissions, and shall contain representations, warranties and agreements of Issuer and Seller reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(b) If Issuer elects to deliver Payment Shares to satisfy its payment obligation of the Settlement Amount, neither Issuer nor Seller shall take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Payment Shares or Make-Whole Payment Shares by Issuer to the Seller or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Payment Shares and Make-Whole Payment Shares by the Seller.

(c) If the Settlement Amount is less than zero and Issuer elects to deliver Payment Shares to satisfy its payment obligation of the Settlement Amount, then, if necessary, Issuer shall use its best efforts to cause the number of authorized but unissued shares of Common Stock to be increased to an amount sufficient to permit Issuer to fulfill its obligations “Delivery of Payment Shares” above.

7. Certain Payments and Deliveries by MSCO. Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and MSCO would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and MSCO would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and MSCO would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions or (iv) an Additional Disruption Event occurs and MSCO would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions, then in lieu of such payment, MSCO shall deliver to Issuer, at the time such payment would have been due and in the manner provided under “Physical Settlement” in the Equity Definitions, a number of Shares (or, in the case of a Merger Event, common equity securities of the surviving entity) equal to the quotient obtained by dividing (A) the amount that would have been so payable by (B) the fair market value per Share (or per unit of such common equity security) of the Shares (or units) so delivered at the time of such delivery, as determined by the Calculation Agent in a commercially reasonable manner. The Calculation Agent hereby agrees to provide the parties with a statement of its calculation hereunder.

8. Certain Payments and Deliveries by Issuer. Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Issuer would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Issuer would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions or (iv) an Additional Disruption Event occurs and Issuer would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions (any such payment described in Sections 8(i), (ii), (iii), or (iv) above, an “Early Settlement Payment”), then Issuer shall have the option, in lieu of making such cash payment, to settle its payment obligations under Sections 8(i), (ii), (iii), or (iv) above in Shares (such Shares, the “Early Settlement Shares”). The provisions of “Delivery of Payment Shares” in Section 2 above shall apply to the delivery of Early Settlement Shares as if the relevant Early Settlement Amount was the “Settlement Amount” and the Early Settlement Shares were “Payment Shares”, In order to elect to deliver Early Settlement Shares, (i) Issuer must notify MSCO of its election by no later than 4 p.m. on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due and (ii) the conditions described in Section 6 above must be satisfied as if the Early Settlement Shares were “Payment Shares” and

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any additional Shares Issuer delivers to reduce the settlement balance to zero in connection with this Section 8 were “Make-Whole Payment Shares”.

9. Special Provisions for Merger Events. Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during the term of this Transaction:

(a) As soon as practicable following the public announcement of such potential Merger Transaction, Issuer shall provide MSCO with written notice of such announcement;

(b) Promptly after request from MSCO, Issuer shall provide MSCO with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through MSCO or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Issuer to MSCO that such information is true and correct. Issuer understands that MSCO will use this information in calculating the trading volume for purposes of Rule 10b-18; and

(c) MSCO in its sole discretion may extend the Calculation Period to account for any reduction in the number of Shares that could be purchased on each day during the Calculation Period in compliance with Rule 10b-18 following the Announcement Date.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

10. Seller Adjustments. In the event that Seller reasonably determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Seller, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E, “Requirements”), for Seller to refrain from purchasing Shares or to purchase fewer than the number of Shares Seller would otherwise purchase on any Trading Day during the duration of this Transaction, then Seller may, in its discretion, elect that the Initial Hedge Period or the Calculation Period, as the case may be, be suspended and, if appropriate, extended with regard to any Requirements. Seller shall notify the Issuer upon the exercise of Seller’s rights pursuant to this Section 10 and shall subsequently notify the Issuer on the day Seller believes that the circumstances giving rise to such exercise have changed. If the Initial Hedge Period or the Calculation Period is suspended pursuant to this Section 10, at the end of such suspension Seller shall determine the number of Trading Days remaining in the Calculation Period, as appropriate, and the terms of this Transaction shall be adjusted as set forth above under “Physical Settlement.”

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11.	Covenants.

The Buyer covenants and agrees:

(i)(a) that it will not treat this Transaction, any portion hereof, or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income; (b) it will not treat the delivery of any portion of the Shares or cash to be delivered pursuant to this Transaction as the payment of interest or ordinary income; (c) it will treat this Transaction in its entirety as a forward contract for the delivery of such Shares or cash; and (d) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in (a) through (c). Notwithstanding the preceding sentence, Buyer may take any action or position required by law, provided that Buyer delivers to Seller an opinion of counsel, nationally recognized as expert in Federal tax matters and acceptable to Buyer, to that effect;

(ii) that during the term of this Agreement, neither it nor any of its affiliates shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled derivative instrument) purchase Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Seller or take any other action that would cause the purchase by Seller of any Shares in connection with this Agreement not to comply with Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such Rule were otherwise applicable to such purchases);

(iii) to comply with all laws, rules and regulations applicable to it (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act) in connection with the transactions contemplated by this Confirmation; and

(iv) that it is not relying, and has not relied, upon Seller or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement. Buyer understands and acknowledges that Seller and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of the Buyer and that Seller and its affiliates may continue to conduct such transactions during the term of this Agreement.

(v) that neither it nor any affiliates shall take any action that would cause Regulation M under the Securities Exchange Act of 1934, as amended (“Regulation M”), to be applicable to any purchases of Shares, or any security for which Shares is a reference security (as defined in Regulation M), by Buyer or any affiliated purchasers (as defined in Regulation M) during the Calculation Period.

Seller covenants and agrees that with respect to the purchase of any Shares in connection with this Agreement (except for any purchases made by Seller during the Calculation Period in connection with dynamic hedge adjustments of the Seller’s exposure to the Transaction as a result of any equity optionality contained in such Transaction (including adjustments made in connection with Seller’s right to specify the Final Valuation Date as described under “Final Valuation Date” above)), Seller shall make any such purchase in a manner that Seller reasonably believes, based on the representations and warranties set forth herein and any other information provided to Seller by Buyer, would meet the requirements of the safe harbor under the provisions of Rule 10b-18, including without limitation the “one-broker rule” under Rule 10b-18(b)(1) under the Exchange Act, as if such purchases were made by Buyer; provided, however, that it is understood and agreed that Seller will not be obligated to comply with this paragraph if an Extraordinary Event occurs.

12. Representations, Warranties and Acknowledgments.

The Buyer hereby represents and warrants to Seller that:

(i) as of the date hereof, the Buyer (A) is not in possession of any material, non-public information with respect to the Buyer or any of its securities, and is entering into this Agreement in good faith

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and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act and (B) agrees not to alter or deviate from the terms of this Agreement or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of this Agreement;

(ii) the transactions contemplated by this Confirmation have been authorized under Buyer’s publicly announced program to repurchase Shares;

(iii) the Buyer is not entering into this Agreement to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities except pursuant to the Buyer’s employee benefit plans and dividend reinvestment plan or other publicly disclosed transaction;

(iv) the Buyer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares); and

(v) the Buyer is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of the Buyer is not less than the total amount required to pay the liabilities of the Buyer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) the Buyer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, the Buyer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) the Buyer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Buyer is engaged and (E) the Buyer is not a defendant in any civil action that could reasonably be expected to result in a judgment that the Company is or would become unable to satisfy.

Seller and the Buyer each hereby acknowledges that any transactions by Seller in the Shares will be undertaken by Seller, as the case may be, as principal for its own account. All of the actions to be taken by Seller in connection with this Agreement, shall be taken by Seller independently and without any advance or subsequent consultation with the Buyer.

13. Acknowledgements of Buyer Regarding Hedging and Market Activity.

Buyer agrees, understands and acknowledges that:

(i) during the period from (and including) the Trade Date to (and including) the Settlement Date, Seller and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the transactions contemplated by this Transaction;

(ii) Seller and its affiliates also may be active in the market for the Shares other than in connection with hedging activities in relation to the transactions contemplated by this Transaction;

(iii) Seller shall make its own determination as to whether, when or in what manner any hedging or market activities in the Issuer’s securities shall be conducted and shall do so

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in a manner that it deems appropriate to hedge its price and market risk with respect to 10b-18 VWAP; and

(iv) any market activities of Seller and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the 10b-18 VWAP, each in a manner that may be adverse to Buyer.

14. Indemnification.

(a) In the event that Seller becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Agreement, the Buyer will reimburse Seller for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Buyer also will indemnify and hold Seller harmless against any losses, claims, damages or liabilities to which it may become subject in connection with any matter referred to in this Agreement, except to the extent that any such loss, claim, damage or liability results from (i) the gross negligence or bad faith of Seller in effecting the transactions which are the subject of this Agreement; (ii) Seller’s breach of any covenant under this Agreement; or (iii) the purchase of any Shares in connection with this Agreement unless the loss, claim, damage or liability in connection therewith results from Buyer’s breach of this Agreement; provided, however, that if it is determined by a court of competent jurisdiction in a final judgment that Seller is not entitled to be indemnified hereunder in connection with such matter, then Seller shall reimburse the Buyer for any expenses paid pursuant to the first sentence of this Section 14. If for any reason the foregoing indemnification is unavailable to Seller or insufficient to hold it harmless, then the Buyer shall contribute to the amount paid or payable by Seller as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Buyer on one hand and Seller on the other hand with respect to such loss, claim, damage, or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Buyer under this Section 14 shall be in addition to any liability which the Buyer may otherwise have, shall extend upon the same terms and conditions to any affiliate of Seller and the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of Seller and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Buyer, Seller, any such affiliate and any such person. The Buyer also agrees that neither Seller nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the Buyer for or in connection with any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Buyer result from the gross negligence or bad faith of Seller in effecting the transactions that are the subject of this Agreement. The foregoing provisions shall survive any termination or completion of this Agreement. For the purposes of this Section 14, the term “Seller” shall include Morgan Stanley and its affiliates.

(b) Subject to Section 14(c), the reimbursement, indemnity and contribution obligations of the Buyer under Section 14(a) (each, an “Obligation”) shall be paid in cash.

(c) (i) In connection with any Obligation, the Buyer may elect to satisfy such Obligation by delivering Shares to Seller (a “Net Share Settlement”) by notifying Seller of such election within one Trading Day of being informed by Seller that such Obligation is due and payable.

(ii) If Net Share Settlement is timely elected by the Buyer, then the Buyer shall deliver to Seller a number of validly issued Shares as determined below in Section 14(c)(iii) (the “Private Placement Shares”). The Buyer shall deliver to Seller the number of Private Placement Shares on the date that the relevant Obligation would otherwise be payable, subject to deferral below (the “Net Share Settlement Date”).

(iii) Not later than the closing time of the Exchange on the Trading Day prior to such Net Share Settlement Date, Seller shall determine the number of Private Placement Shares. Seller shall make this determination by dividing the amount of the relevant Obligation by the per share Private Placement Value of

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the Private Placement Shares (and rounding any resulting fraction up to the nearest whole Private Placement Share). The “Private Placement Value” shall be a per Private Placement Share amount determined by Seller in a commercially reasonable manner and may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act). The parties acknowledge that such value may be discounted to account for, among other things, any transfer restrictions applicable to, or any illiquidity in the market for, any securities constituting all or part of such Private Placement Shares.

(iv) The Buyer shall provide Seller and any institutional accredited investors providing indicative bids with a reasonable opportunity to conduct a due diligence investigation with respect to the Buyer customary in scope for private offerings of equity securities. Seller will be permitted to defer the Net Share Settlement Date for up to ten Trading Days in order for it and any institutional accredited investors to complete such due diligence and any due diligence with respect to the issuers of any other securities constituting all or part of the Private Placement Shares. The institutional accredited investors will be asked to provide indicative bids for private purchases of the Private Placement Shares directly from the Buyer based upon the scope and results of such diligence and the requirements pursuant to Section 14(c)(v) below.

(v) Delivery of the Shares constituting all or part of the Private Placement Shares to Seller and any resale of such Shares by Seller shall be conducted so as to qualify as private placements exempt from the registration requirements of the 1933 Act. Until such Shares become eligible for resale under Rule 144(k) under the 1933 Act, (i) the certificates evidencing such Shares shall bear customary restrictive legends, (ii) registered transfers of such Shares shall be subject to appropriate “stop transfer” instructions and (iii) each holder of such Shares shall deliver to the Buyer a customary purchaser’s letter reflecting the restricted nature of such Shares.

(vi) For the avoidance of doubt, the parties agree that the commissions incorporated in the definition of “Prepayment Amount” above are commercially reasonable fees for MSCO’s activities in connection with settlement under this Section 14(c).

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15. The parties hereto agree and acknowledge that Seller is a “financial institution” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that this Transaction is either (i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to this Transaction is a “settlement payment”, as such term is defined in Section 741(8) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code, or (ii) a “swap agreement”, as such term is defined in Section 101(53B) of the Bankruptcy Code, in which case each party is a “swap participant”, as such term is defined in Section 101(53C) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(17), 546(g) and 560 of the Bankruptcy Code.

16. Subject to any contrary requirement of law, the right of each party to enforce its rights hereunder in any legal action and the immediately succeeding sentence, each party shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential the terms of this Agreement and any information of or concerning the other party which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement. Notwithstanding the foregoing or anything to the contrary herein, Morgan Stanley and the Issuer agree that (i) the Issuer is not obligated to Morgan Stanley to keep confidential from any and all persons or otherwise limit the use of any element of Morgan Stanley’s descriptions relating to tax aspects of the transaction contemplated by this Agreement and any part of the structure necessary to understand those tax aspects, (ii) Morgan Stanley does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for the Issuer and (iii) Buyer may file this agreement as an exhibit to any report filed with or furnished to the U.S. Securities and Exchange Commission by Buyer.

17. Treatment in Bankruptcy; No Setoff; No Collateral.

(a) In the event the Buyer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the U.S. Bankruptcy Code or any other applicable bankruptcy or insolvency statute from time to time in effect, any rights or claims of Seller hereunder in respect of this transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Seller hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against the Buyer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Seller hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings. Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Seller shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Seller expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims.

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(b) Notwithstanding any provision of this Agreement or any other agreement between the parties to the contrary, neither the obligations of the Buyer nor the obligations of Seller hereunder are secured by any collateral, security interest, pledge or lien.

18. Share Cap. Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Buyer be required to deliver to Seller a number of Shares that exceeds the Share Cap (as specified in Schedule I), subject to reduction by the number of Shares delivered hereunder by the Buyer on any prior date.

19. Account Details:

Account for Payments to MSCO:	Citibank, NY
ABA #021-000-089
A/C Morgan Stanley, NY
A/C 388-90774
For further credit to Customer Account 3315851

Account for Payments to Issuer:	To be provided by Issuer

18. Governing law: The laws of the state of New York.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.

Confirmed as of the date first written above:

VERISIGN, INC.		MORGAN STANLEY & CO. INCORPORATED

By:		By:
	Name: Title:		Name: Title:

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Schedule I

This Schedule I, dated [November 21, 2005], may be amended and/or superseded from time to time by both mutual agreement of both parties. For the purposes of this Transaction, the following terms shall have the following values/meanings:

1. The Trade Date shall be November 21, 2005

2. The Discount Percentage equals 1.35%

3. The Maximum Forward Price equals USD30.00

4. The Prepayment Amount equals USD250,000,000

5. The Scheduled Valuation date shall mean February 23, 2006

6. The Share Cap shall mean 10,000,000 Shares

AGREED AND ACKNOWLEDGED (as of the date listed above)

VERISIGN INC.

Name: Title

MORGAN STANLEY & CO. INC.

Name: Title